Exhibit 99.1

                                                               Investor Contact:
                                                    The Investor Relations Group
                                               Lisa Lindberg/Dian Griesel, Ph.D.
                                                             Phone: 212-825-3210
                                                      Email: TheProTeam@aol.com
                                                             -------------------

                     UNIGENE RELEASES LETTER TO SHAREHOLDERS

Fairfield, NJ--September 5, 2002 - Unigene Laboratories, Inc. (OTCBB: UGNE) is publishing the following letter to its shareholders:

Dear Fellow Shareholders,

This is a very exciting time for Unigene. We continue to make strong progress with our core osteoporosis programs as evidenced by our recent $150 million licensing agreement with GlaxoSmithKline and by the advancement of our nasal calcitonin program.

I wanted to update you on the progress we have made to date and highlight our initiatives and operational focus over the coming months:

     o    Oral PTH Program. As announced in April of this year, our $150 million
          ----------------
          licensing agreement with GlaxoSmithKline for our oral parathyroid hormone (PTH) product represents a significant milestone for Unigene. The fact that one of the world's leading pharmaceutical companies chose to work with Unigene, after a thorough evaluation of alternative opportunities, is a tribute to the quality and potential of Unigene's patented technologies. The most exciting aspect of PTH is its unique ability to grow significant amounts of new bone, unlike all of the current therapies which principally act to reduce the rate of bone loss. Published reports estimate that formulations of PTH requiring a daily injection could generate annual sales in excess of $500 million by 2005. We believe that an oral formulation is more desirable and could be expected to exceed those levels. During the development program, Unigene will receive significant milestone payments from GSK and GSK will fund its development activities and will purchase Unigene's bulk PTH.

     o    Nasal  Calcitonin   Program.  We  believe  that  sales  of  our  nasal
          ---------------------------
          calcitonin product may commence as soon as 2003. Last year, U.S. sales of the currently marketed nasal calcitonin product were approximately $300 million. Recent concerns over hormone replacement therapies have led many patients and practitioners to consider alternative osteoporosis therapies. This could mean that sales of calcitonin, a product with an excellent safety profile, may increase in the coming years. This has also increased interest from potential marketing and distribution partners and should allow us to select a partner whose marketing capabilities and strategy seem best suited to maximize the return on this opportunity. We are currently in negotiations with several potential distribution partners and expect to finalize a licensing agreement in 2002. We expect that the licensing agreement would involve upfront, milestone and royalty payments. Because we anticipate that our potential partner may take the opportunity to review the New Drug Application (NDA) for our nasal calcitonin product, we expect that the NDA will not be filed until the fourth quarter of 2002.

     o    Chinese Calcitonin  Programs.  Our joint venture with the Shijiazhuang
          ----------------------------
          Pharmaceutical Group intends to file a Chinese NDA for injectable and nasal calcitonin products by year end. There are more than 90 million osteoporosis sufferers in China and the Chinese government has identified osteoporosis as one of the country's top three health priorities. An approved Chinese NDA will give us significant advantages in the market and our partnership with one of the largest pharmaceutical companies in China should provide us with the resources to maximize this opportunity.

     o    Oral Calcitonin  Program. The recent  negative news regarding  hormone
          ------------------------
          replacement therapy has heightened interest in this product. We have now received the data generated from our prior collaboration and are in discussion with pharmaceutical companies who are interested in completing the development of and assuming responsibility for the manufacturing of the product.

     o    Manufacturing Capabilities.  We expect that the manufacturing capacity
          --------------------------
          for PTH and calcitonin in our state of the art GMP manufacturing facility will be sufficient to meet the expected demand for clinical trials and where appropriate, for commercialization of these products. This factory may also be used for production of other peptides in the future.

     o    Other Oral  Peptides.  In  preclinical  studies  we have  successfully
          --------------------
          delivered insulin and other glucose regulating peptides, DDAVP and leuprolide which have potential applications in treating diabetes, incontinence, and endometriosis and prostate cancer, respectively. We believe that there will be significant licensing opportunities for these and other peptide products.

We believe that our focus on therapies to treat osteoporosis will deliver significant value to our shareholders both in the near term and long-term. The market opportunity for osteoporosis therapies is vast with approximately 44 million people in the U.S. afflicted with either osteoporosis or low bone mass and over 200 million sufferers worldwide. More than 800,000 new prescriptions were written for osteoporosis in the first month of this year alone.

The value of our technologies is not limited solely to osteoporosis. We believe that our platform oral delivery and manufacturing technologies and patent positions are strong with potential applications in the treatment of many diseases including diabetes and cancer. While these programs are still in pre-clinical stages, we believe that the long-term value to our shareholders is significant and we expect to continue to develop these programs.

We are excited by recent developments at Unigene over the past months and we are even more excited by what we expect to achieve in 2002 and in 2003. We will work to continue to keep our shareholders updated on the progress of our licensing activities and our nasal calcitonin NDA by hosting conference calls and/or through additional shareholder letters.

Thank you for your continued support.

Sincerely,


Warren P. Levy, Ph.D.
President & CEO

     Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements as defined in
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based upon Unigene Laboratories, Inc.'s management's current expectations, estimates, beliefs, assumptions, and projections about Unigene's business and industry. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These risks and uncertainties include the risks associated with the effect of changing economic conditions, trends in the products markets, variations in Unigene's cash flow, market acceptance risks, technical development risks and other risk factors detailed in Unigene's Securities and Exchange Commission filings.